Exhibit 10.5

BOARD AND CONSULTING AGREEMENT BETWEEN
ROB GELLER, CONSULTANT AND THE ICOM GROUP, INC.

Rob Geller will work with The ICOM Group as both a member of the board of directors and as a consultant to the Company. As compensation for the standard board duties, Rob Geller will receive a non-statutory stock option with early exercise provisions under the Company’s stock option plan in the amount of 100,000 shares at              cents per share vested monthly over a 2-year period. For this, Rob Geller will provide the expected duties as a member of the board of directors. These duties include attending board meetings which are expected to be as frequent as every month moving to at least once per quarter based on the needs of the Company. Also included is preparation for board meetings and phone conversations and email communication on an ongoing basis.

In addition Rob Geller will provide consulting services to the Company. In return it is agreed that he will receive a non-statutory stock option with early exercise provisions under the Company’s stock option plan in the amount of 150,000 shares at              cents per share vested monthly over a 2-year period. For this, Rob Geller will provide consulting services for no cash compensation for the first year of this relationship. It is expected after the first year, that a cash compensation of $2,000 per month will be paid for board and consulting services rendered. This is subject to an upward adjustment based on the amount of time and value that Rob Geller contributes and the financial performance and condition of the Company.

It is expected that Rob Geller will be actively involved with the senior management team on a monthly basis including meetings every week if deemed necessary and appropriate. The consulting services that are expected to be provided include but are not limited to the following:

•	Regular group meetings with Ken, Chris and the executive staff to discuss and drive strategy and tactics

•	Individual meetings with Ken and the executive team as appropriate

•	Involvement with structure and implementation of fundraising

•	Valuation analysis and modeling

•	Timing, structure, and amount of equity offerings

•	Help with business plan revision and slide presentations

•	Lead generation of financing sources

•	Help with the sales process as necessary

•	Input on potential strategic partners and exit strategies

•	Discussions deal structuring and negotiations with strategic partners and merger and acquisition candidates

•	Help with internal CFO responsibilities

•	Provide input to fine tune the financial planning model

•	Help drive the ongoing financial planning process

•	Provide reporting of actual results including key indicators and metrics

•	Help with bookkeeping and accounting needs

•	Help choose and interface with an outside accounting firm

•	Input into the following areas

•	Compensation programs including bonuses and options

•	Marketing and sales strategies and metrics

•	Board process, agenda preparation and communication

•	Interface and communication on legal issues and requirements

•	Shareholder communications

•	Discussions with the team regarding core values and operating principles

•	Goal setting and milestone development

The signatures below are evidence of agreement by both parties to the terms outlined above:

By:	/s/ ROB GELLER
Rob Geller, Consultant

Date

By:	/s/ KEN STONE
Ken Stone The ICOM Group, Inc. By its President, Ken Stone

Date